EXHIBIT 23.3

Miller and Lents, Ltd.

International Oil and Gas Consultants

Twenty-Seventy Floor

1100 Louisiana

Houston, Texas 77002-5216

June 20, 2003

XTO Energy Inc.

810 Houston Street

Fort Worth, TX 76102

Re: Securities and Exchange Commission

Form S-3 Registration Statement

The firm of Miller and Lents, Ltd. hereby consents to the use of its name and to the reference to its report regarding the XTO Energy Inc. Proved Reserves, Future Net Revenues, and Present Values of Future Net Revenues as of December 31, 2002, which is included in the XTO Energy Inc.’s Form 10-K for the year ended December 31, 2002 and incorporated by reference in this Registration Statement on Form S-3 of XTO Energy Inc.

MILLER AND LENTS, LTD.

By	/s/ JAMES PEARSON
James Pearson Chairman